Exhibit 99.1
DANAHER REPORTS THIRD QUARTER 2020 RESULTS
WASHINGTON, D.C., October 22, 2020 -- Danaher Corporation (NYSE: DHR) (the “Company”) today announced results for the quarter ended October 2, 2020. All results in this release reflect only continuing operations unless otherwise noted.
For the third quarter 2020, net earnings were $883.5 million, or $1.16 per diluted common share which represents a 38.0% year-over-year increase from the comparable 2019 period.
Non-GAAP adjusted diluted net earnings per common share were $1.72 which represents a 62.0% increase over the comparable 2019 period. Revenues increased 34.5% year-over-year to $5.9 billion, with 14.0% non-GAAP core revenue growth including Cytiva.
Operating cash flow for the third quarter 2020 was $1.7 billion, representing a 93.0% increase year-over-year, and non-GAAP free cash flow was $1.5 billion, representing a 110.0% increase year-over-year.
For the fourth quarter 2020 the Company anticipates that non-GAAP core revenue growth including Cytiva will be in the low-double digit range.
Rainer M. Blair, President and Chief Executive Officer, stated, “We delivered outstanding third quarter results, achieving double-digit revenue growth, over 60% adjusted EPS growth, and we more than doubled our free cash flow year-over-year. Since the onset of the COVID-19 pandemic, our team has turned unprecedented challenges into impactful opportunities to support our customers and the global community, and we’re proud to play a pivotal role in tackling COVID-19 head-on.”
Blair continued, “Our performance is a testament to our associates' dedication, as they stay focused on executing for our customers during the pandemic. With the Danaher Business System as our driving force and the powerful combination of our innovative team, strong portfolio of businesses, and solid balance sheet, we believe Danaher will continue to outperform well into the future.”
Danaher will discuss its results during its quarterly investor conference call on October 22, 2020 starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 866-503-8675 within the U.S. or by dialing +1 786-815-8792 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s earnings conference call (access code 6799891). A replay of the conference call will be available shortly after the conclusion of the call and until November 5, 2020. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.” In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Quarterly Earnings.”
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher’s globally diverse team of approximately 67,000 associates is united by a common culture and operating system, the Danaher Business System, and its Shared Purpose, Helping Realize Life’s Potential. For more information, please visit www.danaher.com.
NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, as applicable, and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including statements regarding the Company's anticipated fourth quarter and future financial performance, the Company’s contributions to the response to the COVID-19 pandemic, the positioning of the Company’s portfolio and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the highly uncertain and unpredictable severity, magnitude and duration of the COVID-19 pandemic (and the related governmental, business and community responses thereto) on our business, results of operations and financial condition, Danaher's ability to successfully integrate the operations and employees of the Biopharma business Danaher acquired from General Electric Company (now known as Cytiva) with Danaher's existing business, the ability to realize anticipated financial, tax and operational synergies and benefits from such acquisition, Cytiva's performance and maintenance of important business relationships, the impact of our debt obligations (including the debt incurred to finance the acquisition of Cytiva) on our operations and liquidity, deterioration of or instability in the economy, the markets we serve and the financial markets (including as a result of the COVID-19 pandemic), developments and uncertainties in U.S. policy stemming from the U.S. administration, such as changes in U.S. trade and tariff policies and the reaction of other countries thereto, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including regulations relating to medical devices and the health care industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the health care industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments and successfully complete divestitures and other dispositions, our ability to integrate the businesses we acquire and achieve the anticipated benefits of such acquisitions, contingent liabilities relating to acquisitions, investments and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government to use, disclose and license certain intellectual property we license if we fail to commercialize it, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, the impact of deregulation on demand for our products and services, labor matters, international economic, political, legal, compliance and business factors (including the impact of the United Kingdom's separation from the EU and uncertainty relating to the terms of such separation), disruptions relating to man-made and natural disasters (including pandemics such as COVID-19) and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2019 Annual Report on Form 10-K and our first, second and third quarter 2020 Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)
($ and shares in millions, except per share amounts)

	Three-Month Period Ended		Nine-Month Period Ended
	October 2, 2020	September 27, 2019	October 2, 2020		September 27, 2019
Sales	$5,883.2	$4,378.0	$15,523.7		$13,042.7
Cost of sales	(2,657.7)	(1,936.6)	(7,002.8)		(5,762.6)
Gross profit	3,225.5	2,441.4	8,520.9		7,280.1
Operating costs:
Selling, general and administrative expenses	(1,795.3)	(1,382.5)	(4,939.0)		(4,140.2)
Research and development expenses	(342.6)	(282.6)	(952.2)		(832.2)
Operating profit	1,087.6	776.3	2,629.7		2,307.7
Nonoperating income (expense):
Other (expense) income, net	6.4	4.2	4.2		14.3
Gain on sale of product lines	—	—	454.6		—
Interest expense	(76.7)	(24.0)	(202.7)		(64.2)
Interest income	4.2	30.1	67.7		72.0
Earnings from continuing operations before income taxes	1,021.5	786.6	2,953.5		2,329.8
Income taxes	(138.0)	(155.9)	(547.6)		(690.4)
Net earnings from continuing operations	883.5	630.7	2,405.9		1,639.4
Earnings from discontinued operations, net of income taxes	—	37.3	—		93.7
Net earnings	883.5	668.0	2,405.9		1,733.1
Mandatory convertible preferred stock dividends	(41.1)	(19.6)	(95.3)		(48.8)
Net earnings attributable to common stockholders	$842.4	$648.4	$2,310.6		$1,684.3
Net earnings per common share from continuing operations:
Basic	$1.18	$0.85	$3.28	(a)	$2.23
Diluted	$1.16	$0.84	$3.22		$2.20
Net earnings per common share from discontinued operations:
Basic	$—	$0.05	$—		$0.13
Diluted	$—	$0.05	$—		$0.13
Net earnings per common share:
Basic	$1.18	$0.90	$3.28	(a)	$2.36
Diluted	$1.16	$0.89	$3.22		$2.32	(b)
Average common stock and common equivalent shares outstanding:
Basic	710.9	718.8	704.4		714.7
Diluted	724.3	729.3	716.8		725.2
(a) Net earnings per common share amounts for the relevant three-month periods do not add to the nine-month period amounts due to rounding.
(b) Net earnings per common share does not add due to rounding.

This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations 1

	Three-Month Period Ended		Nine-Month Period Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Diluted Net Earnings Per Common Share from Continuing Operations (GAAP)	$1.16	$0.84	$3.22	$2.20
Pretax amortization of acquisition-related intangible assets A	0.45	0.21	1.09	0.64
Pretax acquisition-related fair value adjustments to inventory and deferred revenue, incremental transaction costs deemed significant and integration preparation costs, in each case related to the acquisition of Cytiva B	0.31	0.04	0.71	0.09
Pretax impairment charges related to a facility in the Diagnostics segment in the first quarter of 2020, trade name and other intangible assets in the Environmental & Applied Solutions segment in the first quarter of 2020 and trade names in the Environmental & Applied Solutions segment in the third quarter of 2020 C	0.02	—	0.03	—
Pretax fair value adjustments and losses on the Company's equity and limited partnership investments D	—	—	0.02	—
Gain on the sale of certain product lines in the Life Sciences segment in the second quarter of 2020 E	—	—	(0.62)	—
Tax effect of all adjustments reflected above F	(0.16)	(0.04)	(0.16)	(0.13)
Discrete tax adjustments and other tax-related adjustments G	(0.08)	—	(0.12)	0.31
Declared dividends on the MCPS assuming “if-converted” method H	0.02	0.01	0.06	0.03
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations (Non-GAAP)	$1.72	$1.06	$4.23	$3.14
1    Each of the per share amounts above have been calculated assuming the Mandatory Convertible Preferred Stock (“MCPS”) had been converted into shares of common stock.
Adjusted Diluted Shares Outstanding

	Three-Month Period Ended		Nine-Month Period Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
(shares in millions)
Average common stock and common equivalent shares outstanding - diluted	724.3	729.3	716.8	725.2
Converted shares [2]	19.6	11.6	16.3	9.3
Adjusted average common stock and common equivalent shares outstanding - diluted	743.9	740.9	733.1	734.5
2    The number of converted shares assumes the conversion of all MCPS and issuance of the underlying shares applying the “if-converted” method of accounting and using an average 20 trading-day trailing volume weighted average price (“VWAP”) of $205.90 and $142.26 as of October 2, 2020 and September 27, 2019, respectively.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Core Sales Growth and Core Sales Growth Including Cytiva

	% Change Three-Month Period Ended October 2, 2020 vs. Comparable 2019 Period	% Change Nine-Month Period Ended October 2, 2020 vs. Comparable 2019 Period
Total sales growth (GAAP)	34.5%	19.0%
Impact of:
Acquisitions/divestitures	(24.5)%	(15.5)%
Currency exchange rates	(1.0)%	1.0%
Core sales growth (non-GAAP)	9.0%	4.5%
Impact of Cytiva sales growth (net of divested product lines)	5.0%	3.0%
Core sales growth including Cytiva (non-GAAP)	14.0%	7.5%
Forecasted Core Sales Growth and Core Sales Growth Including Cytiva

% Change Three-Month Period Ending December 31, 2020 vs. Comparable 2019 Period
Core sales growth (non-GAAP)	+High-single digit
Impact of Cytiva sales growth (net of divested product lines)	~300-400 bps
Core sales growth including Cytiva (non-GAAP)	+Low-double digit

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Reconciliation of Operating Cash Flows from Continuing Operations (GAAP) to Free Cash Flow from Continuing Operations (Non-GAAP)

	Three-Month Period Ended		Year-over-Year Change
	October 2, 2020	September 27, 2019
Cash Flows from (used in) Continuing Operations ($ in millions):
Operating Cash Flows from Continuing Operations (GAAP)	$1,722.7	$892.6
Investing Cash Flows used in Continuing Operations (GAAP)	$(328.4)	$(223.9)
Financing Cash Flows (used in) from Continuing Operations (GAAP)	$(1,319.8)	$8,127.7

Free Cash Flow from Continuing Operations ($ in millions):
Operating Cash Flows from Continuing Operations (GAAP)	$1,722.7	$892.6	~ 93.0%
Less: payments for additions to property, plant and equipment (capital expenditures) from continuing operations (GAAP)	(187.3)	(162.1)
Plus: proceeds from sales of property, plant and equipment (capital disposals) from continuing operations (GAAP)	0.6	0.8
Free Cash Flow from Continuing Operations (Non-GAAP)	$1,536.0	$731.3	~ 110.0%

Ratio of Free Cash Flow from Continuing Operations to Net Earnings from Continuing Operations ($ in millions):
Free Cash Flows from Continuing Operations from Above (GAAP)	$1,536.0	$731.3
Net Earnings from Continuing Operations (GAAP)	883.5	630.7
Free Cash Flow from Continuing Operations to Net Earnings from Continuing Operations Conversion Ratio (Non-GAAP)	1.74	1.16
We define free cash flow as operating cash flows from continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”).

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Notes to Reconciliation of GAAP to Non-GAAP Financial Measures
A    Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

	Three-Month Period Ended		Nine-Month Period Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Pretax	$331.1	$155.6	$801.6	$469.3
After-tax	265.7	126.1	644.5	379.0
B    Pretax costs incurred for fair value adjustments to inventory and deferred revenue related to the acquisition of Cytiva in the three-month period ended October 2, 2020 ($232 million pretax as reported in this line item, $181 million after-tax) and fair value adjustments to inventory and deferred revenue, transaction costs deemed significant and integration preparation costs related to the acquisition of Cytiva for the nine-month period ended October 2, 2020 ($519 million pretax as reported in this line item, $411 million after-tax). Pretax costs incurred for transaction costs deemed significant and integration preparation costs related to the acquisition of Cytiva for the three-month period ended September 27, 2019 ($30 million pretax as reported in this line item, $28 million after-tax) and the nine-month period ended September 27, 2019 ($63 million pretax as reported in this line item, $57 million after-tax). The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.
C    Pretax impairment charges related to trade names in the Environmental & Applied Solutions segment recorded in the three-month period ended October 2, 2020 ($14 million pretax as reported in this line item, $11 million after-tax) and pretax impairment charges related to a facility in the Diagnostics segment and trade name and other intangible assets in the Environmental & Applied Solutions segment recorded in the nine-month period ended October 2, 2020 ($22 million pretax as reported in this line item, $17 million after-tax).
D    Pretax fair value adjustments and losses on the Company's equity and limited partnership investments recorded in the nine-month period ended October 2, 2020 ($13 million pretax as reported in this line item, $10 million after-tax, respectively).
E    Pretax gain on the sale of certain product lines in the Life Sciences segment in the nine-month period ended October 2, 2020 ($455 million pretax as reported in this line item, $305 million after-tax).
F    This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment. The MCPS dividends are not tax deductible and therefore the tax effect of the adjustments does not include any tax impact of the MCPS dividends.
G    Discrete tax adjustments and other tax-related adjustments for the three and nine-month periods ended October 2, 2020, include the impact of net discrete tax gains of $58 million (or $0.08 per diluted common share) and $85 million (or $0.12 per diluted common share), respectively, related primarily to the release of reserves for uncertain tax positions due to audit settlements and expiration of statutes of limitation, and excess tax benefits from stock-based compensation. Discrete tax adjustments and other tax-related adjustments for the nine-month period ended September 27, 2019 includes the impact of net discrete tax charges of $227 million (or $0.31 per diluted common share). The discrete tax matters for the nine-month period ended September 27, 2019 relate primarily to changes in estimates associated with prior period uncertain tax positions and audit settlements, net of the release of valuation allowances associated with certain foreign tax credits and tax benefits resulting from a change in law and excess tax benefits from stock-based compensation realized in the nine-month period ended September 27, 2019 in excess of anticipated levels. The Company anticipates excess tax benefits from stock compensation of approximately $7 million per quarter and therefore excludes benefits in excess of this amount in the calculation of Adjusted Diluted Net Earnings Per Common Share from Continuing Operations.
H    In March 2019, the Company issued $1.65 billion in aggregate liquidation preference of 4.75% MCPS. In May 2020. the Company issued $1.72 billion in aggregate liquidation preference of 5.0% MCPS. Dividends on the 4.75% and 5.0% MCPS are payable on a cumulative basis at an annual rate of 4.75% and 5.0%, respectively, on the liquidation preference of $1,000 per share. Unless earlier converted, each share of 4.75% MCPS will automatically convert on April 15, 2022 into between 6.6556 and 8.1530 shares of Danaher’s common stock, subject to further anti-dilution adjustments. Unless earlier converted, each share of 5.0% MCPS will automatically convert on April 15, 2023 into between 5.0081 and 6.1349 shares of Danaher’s common stock, subject to further anti-dilution adjustments. The number of shares of Danaher’s common stock issuable on conversion of the MCPS will be determined based on the VWAP per share of the Company's common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately before April 15, 2022 and April 15, 2023 for the 4.75% and 5.0% MCPS, respectively. For the purposes of calculating adjusted earnings per share, the Company has excluded the paid and anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental shares of common stock deemed outstanding applying the “if-converted” method of calculating share dilution are referred to as the “Converted Shares”.)

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:
•with respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;
•with respect to core sales from continuing operations, identify underlying growth trends in our business and compare our sales performance with prior and future periods and to our peers; and
•with respect to free cash flow (the “FCF Measure”), understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).
We also present core sales from continuing operations on a basis that includes sales attributable to Cytiva (formerly the Biopharma Business of General Electric Company’s (“GE”) Life Sciences business), which Danaher acquired from GE on March 31, 2020. Historically Danaher has calculated core sales solely on a basis that excludes sales from acquired businesses recorded prior to the first anniversary of the acquisition. However, given Cytiva’s significant size and historical core sales growth rate, in each case compared to Danaher’s existing businesses, management believes it is appropriate to also present core sales on a basis that includes Cytiva sales. Management believes this presentation provides useful information to investors by demonstrating the impact Cytiva has on the Company’s current growth profile, rather than waiting to demonstrate such impact 12 months after the acquisition when Cytiva would normally have been included in Danaher’s core sales calculation. Danaher calculates period-to-period core sales growth including Cytiva by adding to the baseline period sales Cytiva’s historical sales from such period (when it was owned by GE), net of the sales of the divested product lines and also adding the Cytiva sales to the current period.
Management uses these non-GAAP measures to measure the Company’s operating and financial performance, and uses core sales and non-GAAP measures similar to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations and the FCF Measure in the Company’s executive compensation program.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:
•With respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations:
◦We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
◦We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time.
◦With respect to the other items excluded from Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.
◦Danaher’s Mandatory Convertible Preferred Stock (“MCPS”) will mandatorily convert into Danaher common stock on the mandatory conversion date, which is expected to be April 15, 2022 and April 15, 2023 for the 4.75% and 5.0% MCPS, respectively, (unless converted or redeemed earlier in accordance with the terms of the applicable certificate of designations). On the prior pages, we present the earnings per share-related measures on a basis which assumes the MCPS had already been converted as of the beginning of the applicable period (and accordingly also exclude the dividends that were actually paid on the MCPS during such period, since such dividends would no longer be paid once the MCPS convert). We believe this presentation provides useful information to investors by helping them understand what the net impact will be on Danaher’s earnings per share-related measures once the MCPS convert into Danaher common stock.
•With respect to core sales from continuing operations and core sales from continuing operations including Cytiva, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions (other than Cytiva, in the case of core sales from continuing operations including Cytiva) and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.
With respect to forecasted core sales from continuing operations and forecasted core sales from continuing operations including Cytiva, we do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.